Exhibit 10.6.7

DIRECTOR AND OFFICER INDEMNITY AGREEMENT

This agreement (the “Agreement”) is made and entered into as of the 9th day of November, 2007, by and between OSG America L.P., a Delaware limited partnership (the “Partnership”), and Steven T. Benz, (the “Indemnitee”).

RECITALS

A.            The Indemnitee is a Director of OSG America LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”).

B.            Both the Partnership and the Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public entities in today’s environment.

C.            Section 17-108 of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., (the “Act”) expressly recognizes that, subject to such standards and restrictions as may be set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any person from and against any and all claims and demands whatsoever.

D.            Subject to the limitations set forth therein, Section 7.07 of the Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) requires the Partnership to indemnify and advance expenses to the directors and officers of the General Partner to the fullest extent permitted by law and the Indemnitee has been serving and continues to serve as a Director of the General Partner in part in reliance on such provision.

E.             In recognition of the Indemnitee’s need for substantial protection against any potential personal liability in order to assure the Indemnitee’s continued service to the Partnership and General Partner in an effective manner and the Indemnitee’s reliance on the provisions of the Partnership Agreement and in part to provide the Indemnitee with specific contractual assurance that the protection promised by the Partnership Agreement will be available to the Indemnitee, the Partnership wishes to provide in this Agreement for the indemnification of and the advancing of expenses to the Indemnitee to the fullest extent (whether partial or complete) permitted by the Partnership Agreement and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of the Indemnitee under the Partnership’s directors’ and officers’ liability insurance policies.

In consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1.             Certain Definitions.

(a)           “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b)           “Board of Directors” means the Board of Directors of the General Partner.

(c)           “Change in Control” means, and shall be deemed to have occurred upon one or more of the following events: (i) any transaction resulting in the Partnership (or its successor or survivor by way of merger, consolidation, or some other transaction, or a parent or subsidiary thereof) ceasing to be an Affiliate of OSG (or its successor or survivor by way of merger, consolidation, or some other transaction, or a parent or subsidiary thereof); (ii) the limited partners of the Partnership approve, in one transaction or a series of transactions, a plan of complete liquidation of the Partnership; (iii) the sale or other disposition by either the General Partner or the Partnership of all or substantially all of its assets, or the sale or other disposition of all or substantially all of the assets of the Partnership’s subsidiaries, in one or more transactions to any Person other than the General Partner or an Affiliate of the General Partner; or (iv) a transaction resulting in a Person other than OSG (or its successor or survivor by way of merger, consolidation, or some other transaction, or a parent or subsidiary thereof) or an Affiliate thereof being the general partner of the Partnership (or its successor or survivor by way of merger, consolidation, or some other transaction, or a parent or subsidiary thereof).

(d)           “Expenses” means all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements and other out-of- pocket costs) actually and reasonably incurred by the Indemnitee in connection with the investigation, defense or appeal of or being a witness in, participating in or preparing to defend a Proceeding or establishing or enforcing a right to (i) indemnification or advancement of expenses under this Agreement, the Partnership Agreement, the Act or otherwise or (ii) directors’ and officers’ liability insurance coverage; provided, however, that Expenses shall not include any judgments, fines or penalties or amounts paid in settlement of a Proceeding.  Should any payments by the Partnership under this Agreement be determined to be subject to any federal, state or local income or excise tax, “Expenses” shall also include such amounts as are necessary to place the Indemnitee in the same after-tax position (after giving effect to all applicable taxes) as the Indemnitee would have been in had no such tax been determined to apply to such payments.

(e)           “Indemnifiable Event” is any event or occurrence related to the fact that the Indemnitee is or was a director or officer of the General Partner, or is or was serving at the request of the General Partner as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other entity (including service with respect to employee benefit plans), or by reason of anything done or not done by the Indemnitee in any such capacity.

(f)            “Indemnification Period” shall be such period as the Indemnitee shall continue to serve as a director or officer of the General Partner, or shall continue at the request of the General Partner to serve as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other entity, and thereafter so long as the Indemnitee shall be subject to any possible Proceeding arising out of the Indemnitee’s tenure in the foregoing positions.

(g)           “Losses” are any judgments, fines, penalties and amounts paid in settlement (including all interest assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) of any Proceeding.

(h)           “OSG” means Overseas Shipholding Group, Inc., a Delaware corporation.

(i)            “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

(j)            “Proceeding” shall mean any completed, actual, pending or threatened action, suit, claim, inquiry or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Partnership) and whether formal or informal.

(k)           “Reviewing Party” shall mean (i) the Board of Directors (provided that a majority of directors are not parties to the Proceeding), (ii) a person or body selected by the Board of Directors or (iii) if there has been a Change in Control, the special independent counsel referred to in Section 5.

2.             Indemnification and Advancement of Expenses.  Subject to the limitations set forth in Section 4:

(a)           Indemnification.  The Partnership shall indemnify and hold harmless the Indemnitee, to the fullest extent permitted by the Partnership Agreement, as soon as practicable after written demand is presented to the Partnership, in the event the Indemnitee was or is made or is threatened to be made a party to or witness in or is otherwise involved in a Proceeding by reason, in whole or in part, of an Indemnifiable Event against all Expenses and Losses incurred by the Indemnitee in connection with such Proceeding.  In the event of any change, after the date of this Agreement, in any applicable law, statute or rule regarding the right of a Delaware limited partnership to indemnify any director or officer of its general partner, such change, to the extent it would expand the Indemnitee’s rights under this Agreement, shall be included within the Indemnitee’s rights and the Partnership’s obligations under this Agreement, and, to the extent it would narrow the Indemnitee’s rights or the Partnership’s obligations under this Agreement, shall be excluded from this Agreement; provided, however, that any change required by applicable laws, statutes or rules to be applied to this Agreement shall be so applied regardless of whether the effect of such change is to narrow the Indemnitee’s rights or the Partnership’s obligations under this Agreement.

(b)           Advancement of Expenses.  The Partnership shall, to the fullest extent permitted by the Partnership Agreement, pay the Expenses incurred by the Indemnitee as soon as practicable after written demand is presented to the Partnership in the event the Indemnitee was or is made or is threatened to be made a party to or witness in or is otherwise involved in a Proceeding by reason, in whole or in part, of an Indemnifiable Event in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Agreement, the Act or otherwise.

(c)           Partial Indemnity.  If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Partnership for some or a portion of the Losses or Expenses, but not, however, for all of the total amount thereof, the Partnership shall indemnify the Indemnitee for the portion thereof to which the Indemnitee is entitled.  Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in defense of any issue or matter therein, including dismissal without prejudice, the Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

(d)           Contribution.  If the indemnification provided in Section 2(a) for any reason is held by a court of competent jurisdiction to be unavailable to the Indemnitee, then in respect of any Indemnifiable Event, the Partnership shall contribute to the amount of Expenses and Losses paid in settlement actually incurred and paid or payable by the Indemnitee in such proportion as is appropriate to reflect (i) the relative benefits received by the Partnership on the one hand and the Indemnitee on the other hand from the transaction from which such Proceeding arose and (ii) the relative fault of the Partnership on the one hand and of the Indemnitee on the other hand in connection with the events which resulted in such Expenses and Losses, as well as any other relevant equitable considerations.  The relative fault of the Partnership on the one hand and of the Indemnitee on the other hand shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines or settlement amounts.  The Partnership and the Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 2(d) were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

(e)           Enforcement.  If a claim for indemnification (following the final disposition of such Proceeding) under Section 2(a) or advancement of Expenses under Section 2(b) is not paid in full within thirty days after a written claim therefor by the Indemnitee has been presented to the Partnership, the Indemnitee may file suit against the Partnership to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In addition, the Indemnitee may file suit against the Partnership to establish a right to indemnification or advancement of Expenses arising under this Agreement, the Partnership Agreement, the Act or otherwise.  In any such action the Partnership shall have the burden of proving by clear and convincing evidence that the Indemnitee is not entitled to the requested indemnification or advancement of Expenses under applicable law.

3.             Notification and Defense of Proceeding.  Promptly after receipt by the Indemnitee of notice of the commencement of or threat of the commencement of any Proceeding, the Indemnitee shall, if a request for indemnification in respect thereof is to be made against the Partnership under this Agreement, notify the Partnership of the commencement thereof; but the failure to notify the Partnership will not relieve the Partnership from any liability which it may have to the Indemnitee under this Agreement or otherwise unless and only to the extent that such omission can be shown to have prejudiced the Partnership’s ability to defend the Proceeding.  Except as otherwise provided below, the Partnership shall be entitled to assume the defense of such Proceeding, with counsel approved by the Indemnitee (which approval shall not be unreasonably withheld).  After notice from the Partnership to the Indemnitee of its election to assume the defense thereof, the Partnership will not be liable to the Indemnitee under this Agreement for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below.  The Indemnitee shall have the right to employ its counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Partnership of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Partnership, (ii) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Partnership and the Indemnitee in the conduct of the defense of such Proceeding or (iii) the Partnership shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases the fees and expenses of counsel shall be at the expense of the Partnership.  The Partnership shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Partnership or as to which the Indemnitee shall have made the conclusion provided for in clause (ii) of this Section 3.  The Partnership shall not settle any Proceeding in any manner, which would impose any penalty, limitation, admission, Loss or Expense on the Indemnitee without the Indemnitee’s prior written consent.  Neither the Partnership nor the Indemnitee will unreasonably withhold its consent to any proposed settlement, provided that the Indemnitee may, in the Indemnitee’s sole discretion, withhold consent to any proposed settlement that would impose any penalty, limitation, admission, Loss or Expense on the Indemnitee.

4.             Limitation on Indemnification.  Notwithstanding the terms of Section 2:

(a)           the obligations of the Partnership set forth in Section 2 shall be subject to the condition that the Reviewing Party shall not have determined (based on a written opinion of outside counsel in all cases) that the Indemnitee would not be permitted to be so indemnified under the Partnership Agreement; provided, however, that if the Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that the Indemnitee should be indemnified under the Partnership Agreement, any determination made by the Reviewing Party that the Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and the Indemnitee shall not be required to reimburse the Partnership for any advancement of Expenses until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed) and the Partnership shall not be obligated to indemnify or advance to the Indemnitee any additional amounts covered by such Reviewing Party determination (unless there has been a determination by a court of competent jurisdiction that the Indemnitee would be permitted to be so indemnified under applicable law);

(b)           the Partnership shall not be required to indemnify or advance Expenses to the Indemnitee with respect to a Proceeding (or part thereof) by the Indemnitee (and not by way of defense), except if the commencement of such Proceeding (i) was authorized in the specific case by the Board of Directors or (ii) brought to establish or enforce a right to indemnification and/or advancement of Expenses arising under this Agreement, the Partnership Agreement, the Act or otherwise;

(c)           the Partnership shall not be obligated pursuant to the terms of this Agreement to indemnify the Indemnitee for any amounts paid in settlement of a Proceeding unless the Partnership consents in advance in writing to such settlement, which consent shall not be unreasonably withheld;

(d)           the Partnership shall not be obligated pursuant to the terms of this Agreement to indemnify the Indemnitee on account of any suit in which judgment is rendered against the Indemnitee for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Partnership pursuant to the provisions of Section l6(b) of the Securities Exchange Act of 1934, as amended or similar provisions of any federal, state or local statutory law;

(e)           the Partnership shall not be obligated pursuant to the terms of this Agreement to indemnify the Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful; and

(f)            the Partnership shall not be obligated pursuant to the terms of this Agreement to make any payment in connection with any Proceeding to the extent the Indemnitee has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise indemnifiable under this Agreement.

5.             Change in Control.  The Partnership agrees that if there is a Change in Control, then with respect to all matters thereafter arising concerning the rights of the Indemnitee to indemnity payments and Expense advances under this Agreement, the Partnership Agreement and any other agreements now or hereafter in effect relating to Proceedings for Indemnifiable Events, the Partnership shall seek legal advice only from special independent counsel selected by the Indemnitee and approved by the Board of Directors (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Partnership (other than in connection with such matters) or the Indemnitee.  Without limiting the Board of Director’s obligation not to unreasonably withhold its approval, in the event that the Indemnitee and the Partnership are unable to agree on the selection of the special independent counsel, such special independent counsel shall be selected by lot from among at least five nationally recognized law firms each in New York City, New York, each having no less than 250 lawyers.  Such selection shall be made in the presence of the Indemnitee (and the Indemnitee’s legal counsel or either of them, as the Indemnitee may elect).  Such special independent counsel, among other things, shall determine whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law and shall render its written opinion to the Partnership and the Indemnitee to such effect.  The Partnership agrees to pay the reasonable fees of the special independent counsel referred to above and to fully indemnify such counsel against any and all expenses (including attorneys’ fees), Proceedings, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant to this Agreement.

6.             Subrogation.  In the event of payment to the Indemnitee under this Agreement, the Partnership shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Partnership effectively to bring suit to enforce such rights.

7.             No Presumptions.  For purposes of this Agreement, the termination of any Proceeding against the Indemnitee by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.  In addition, neither the failure of the Reviewing Party to have made a determination as to whether the Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that the Indemnitee has not met such standard of conduct or did not have such belief shall be a defense to the Indemnitee’s Proceeding for indemnification or create a presumption that the Indemnitee has not met any particular standard of conduct or did not have any particular belief.

8.             Non-Exclusivity.  The rights conferred on the Indemnitee by this Agreement shall be in addition to, and shall not be deemed exclusive of, any other rights which the Indemnitee may have or hereafter acquire under any statute, the certificate of limited partnership of the Partnership and the Partnership Agreement, any other agreement, vote of unitholders or a resolution of directors, or otherwise, and to the extent that during the Indemnification Period such rights are more favorable than the rights currently provided under this Agreement to the Indemnitee, the Indemnitee shall be entitled to the full benefits of such more favorable rights to the extent permitted by law.  Other than as set forth in this Section 8, in the case of any inconsistency between the indemnification provisions of this Agreement and any other agreement relating to the indemnification of the Indemnitee, the indemnification provisions of this Agreement shall control.

9.             Liability Insurance.  The Partnership may, to the extent that the Board of Directors in good faith determines it to be economically reasonable, maintain a policy of directors’ and officers’ liability insurance, on such terms conditions as may be approved by the Board of Directors.  To the extent the Partnership maintains directors’ and officers’ liability insurance, the Indemnitee shall be covered by such policy in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the General Partner’s directors, if the Indemnitee is a director, or of the General Partner’s officers, if the Indemnitee is not a director but is an officer.  Notice of any termination or failure to renew such policy shall be provided to the Indemnitee promptly upon the Partnership’s becoming aware of such termination or failure to renew.  The Partnership shall provide to the Indemnitee copies of all such insurance policies and any endorsements thereto whenever such documents have been provided to the Partnership.

10.           Amendment/Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar) nor shall such waiver constitute a continuing waiver.  Any waiver to this Agreement shall be in writing.

11.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Partnership, assigns, spouses, heirs, and personal and legal representatives.

12.           Survival.  This Agreement shall continue in effect during the Indemnification Period, regardless of whether the Indemnitee continues to serve as an officer or director of the General Partner or of any other enterprise at the General Partner’s request.

13.           Severability.  The provisions of this Agreement shall be severable in the event that any provision of this Agreement (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

14.           Period of Limitations.  No legal action shall be brought and no cause of action shall be asserted by or in the right of the Partnership against the Indemnitee or the Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of three years from the date of accrual of such cause of action, and any claim or cause of action of the Partnership shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such three year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

15.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

16.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

OSG AMERICA L.P.,

By:	OSG America LLC, its general partner

By	/s/ Myles R. Itkin
Myles R. Itkin
Chief Financial Officer

/s/ Steven T. Benz
Steven T. Benz